Exhibit 10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  OMISSIONS ARE DESIGNATED AS [****].

EXECUTION COPY

JOINT VENTURE AGREEMENT
DATED JANUARY 22, 2008

GULF INVESTMENT CORPORATION GSC

and

ARCH REINSURANCE LTD.

relating to

GULF RE HOLDINGS LIMITED

ALLEN & OVERY ALLEN & OVERY LLP LONDON	CAHILL GORDON & REINDEL LLP 80 Pine Street New York, New York 10005

i

THIS AGREEMENT is made on January 22, 2008,

BETWEEN:

(1)                                GULF INVESTMENT CORPORATION GSC, a company incorporated in the State of Kuwait whose principal office is at Jaber Al-Mubarak Street, Al-Sharq, Kuwait City, State of Kuwait (GIC); and

(2)                                ARCH REINSURANCE LTD., a limited company incorporated in Bermuda whose principal office is at Wessex House, 3rd Floor, 45 Reid Street, PO Box HM 339, Hamilton, HM 12 (ARCH RE).

WHEREAS:

(A)                            GIC and Arch Re wish to participate in a joint venture by becoming Shareholders in the Company which, through its Subsidiaries, is to carry on the Business in the Territory.

(B)                              Arch Re has extensive experience in the reinsurance industry throughout the world, and it is intended that Arch Re will use its strategic and operational expertise to provide oversight and assist the Company in (i) recruiting senior management, (ii) developing the business plan and (iii) developing underwriting expertise, know-how and systems to carry on the Business in the Territory.

(C)                              GIC is an investment vehicle established by the member states of the Gulf Cooperation Council (GCC, which consists of the United Arab Emirates, the Kingdom of Bahrain, the Kingdom of Saudi Arabia, the Sultanate of Oman, the State of Qatar and the State of Kuwait).  It is intended that GIC, in compliance with all applicable laws, will use its extensive investments and experience in the Territory to assist the Company in building its book of reinsurance business, including by promoting and introducing the Company and its Subsidiaries to insureds and insurance companies in the Territory.

(D)                             Each of GIC and Arch Re intend, at its discretion, to provide the Company such non-financial assistance and support as may be necessary for the Company to carry out its Business.

(E)                                 GIC and Arch Re have agreed to enter into this agreement for the purposes of regulating certain aspects of the affairs of the Company.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 In this agreement:

ACGL means Arch Capital Group Ltd.;

Actuary means the independent actuary for the time being of the Reinsurance Subsidiary and any other Subsidiary engaged in a reinsurance business;

Affiliate means in relation to any person, any Subsidiary or Ultimate Holding Company of that person and any other Subsidiary of that Ultimate Holding Company provided always that neither the Company nor any of its Subsidiaries shall be regarded as being an Affiliate of any Shareholder for the purposes of this agreement.  [****];

Agreed City has the meaning given in Subclause 16.3;

Agreed Form means, in relation to any document, the form of that document which has been initialed for the purpose of identification by or on behalf of GIC and by or on behalf of Arch Re;

Alternate Director has the meaning given in Subclause 6.6;

Applicable Arch Entity has the meaning given in Subclause 14.5;

Applicable Insured has the meaning given in Subclause 14.5;

Applicable Post-Termination Period has the meaning given in Subclause 14.5;

Applicable Reinsurance Business has the meaning given in Subclause 14.3;

Appointed Investment Bank has the meaning given in Subclause 22.2;

Arch Europe has the meaning given in Subclause 14.2;

Arch Re has the meaning given in the preamble hereto;

Arch Re Directors means the directors of the Company appointed by Arch Re from time to time;

Articles means the articles of association of the Company in the Agreed Form;

Auditors means the independent public accountants for the time being of the Company and each of its Subsidiaries;

Available Business has the meaning given in Subclause 14.3;

Available Business Acceptance Notice has the meaning given in Subclause 14.3;

Available Business Notice has the meaning given in Subclause 14.3;

Available Business Offer has the meaning given in Subclause 14.3;

Board means the board of directors for the time being of the Company;

Budget means the budget from time to time of the Company and its Subsidiaries approved by the Shareholders in accordance with the provisions of this agreement;

Business has the meaning given in Subclause 2.1;

Business Day means a day (other than a Friday, Saturday or Sunday) on which banks are generally open in Kuwait and New York for normal business;

Business Plan means the business plan from time to time of the Company and its Subsidiaries approved by the Shareholders in accordance with the provisions of this agreement;

Buy-Sell Offer Notice has the meaning given in Subclause 16.5;

Capital Call means a demand by the Company to the Shareholders made in accordance with Clause 4 for the provision of capital to the Company by way of payment of their subscription for Shares under Subclause 4.3;

Capital Call Notice has the meaning given in Subclause 4.6;

Change of Control means in relation to any party which at the Relevant Date is not a Subsidiary, it becoming a Subsidiary and in relation to any party which at the Relevant Date is a Subsidiary, either any change in its Ultimate Holding Company or it ceasing to be a Subsidiary;

Competing Business has the meaning given in Subclause 14.5;

Competing Investment has the meaning given in Subclause 14.4;

Company means Gulf Re Holdings Limited, a private par value limited liability company to be incorporated in the Bailiwick of Jersey, British Channel Islands, whose registered office will be initially situated at First Island House, Peter Street, St Helier, Jersey JE4 8SG, Channel Islands;

Confidential Information has the meaning given in Subclause 18.1;

Deadlock Notice has the meaning given in Subclause 16.3;

Default Notice has the meaning given in Subclause 4.8;

Defaulting Party has the meaning given in Subclause 17.1;

DFSA means the Dubai Financial Services Authority or a successor agency;

DIFC means the Dubai International Financial Centre;

Directors means the GIC Directors and the Arch Re Directors and Director means any of them;

Disclosing Party has the meaning given in Subclause 18.1;

Dispute has the meaning given in Subclause 21.1;

Dispute Meeting has the meaning given in Subclause 21.1;

Disputes Notice has the meaning given in Subclause 21.1;

Encumber means creating or allowing to exist or agreeing to create or agreeing to allow to exist any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements;

equity securities has the meaning given in Subclause 14.5;

Exempted Person has the meaning given in Subclause 14.5;

Fair Price has the meaning given in Subclause 22.1;

Financial Year means a financial year of the Company ending on 31 December or any other financial year agreed by the Shareholders pursuant to the provisions of this agreement;

First Sale Shares has the meaning given in Subclause 16.5;

First Shareholder has the meaning given in Subclause 16.5;

GAAP means accounting principles generally accepted in the United States of America, as in effect from time to time;

GCC has the meaning given in the recitals hereto;

GIC has the meaning given in the preamble hereto;

GIC Directors means the directors of the Company appointed by GIC from time to time;

Group means in relation to any party, it and its Affiliates;

Holding Company has the meaning given in Subclause 1.2;

IFRS means the International Financial Reporting Standards;

Initial Period has the meaning given in Subclause 15.1;

Intellectual Property Rights means:

(a)                                  trade marks, service marks, trade names, copyright, patents, patent rights, database rights, licenses, designs, know-how and confidential information (whether registered or unregistered);

(b)                                 applications for registration, and the right to apply for registration, for any of these rights; and

(c)                                  all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

Interested Director Transaction means entering into, modifying or voluntarily terminating any existing or proposed agreement, transaction or other arrangement, or any determination with respect to litigation or other proceedings, in each case between the Company or any of its Subsidiaries, on the one hand, and that Director or any Related Person of that Director, on the other;

Interested Shareholder Transaction means, in relation to any Shareholder, entering into, modifying or voluntarily terminating any existing or proposed agreement, transaction or other arrangement, or any determination with respect to litigation or other proceedings, in each case between the Company or any of its Subsidiaries, on the one hand, and that Shareholder, any of its Affiliates or any person in which such Shareholder or any of its Affiliates shall own 10% or more of the equity interests, on the other;

JV IPR has the meaning given in Subclause 12.1;

Net Premiums has the meaning given in Subclause 14.5;

Non-Compete Territory has the meaning given in Subclause 14.5;

Non-Compete Territory Percentage has the meaning given in Subclause 14.5;

Non-Paying Shareholder has the meaning given in Subclause 4.8;

percentage has the meaning given in Subclause 14.5;

Receiving Party has the meaning given in Subclause 18.1;

Referral Business Acceptance Notice has the meaning given in Subclause 14.2;

Referral Offer has the meaning given in Subclause 14.2;

Referral Offer Notice has the meaning given in Subclause 14.2;

Referring Shareholder has the meaning given in Subclause 14.2;

Reinsurance Subsidiary means Gulf Re Limited, a company limited by shares to be incorporated in the Dubai International Financial Centre;

Related Person means, with respect to any Director, (x) any family member of such Director and (y) any person in which such Director and such Director’s family members own directly or indirectly 10% or more of all outstanding shares or other equity interests;

Relevant Amount has the meaning given in Subclause 4.6;

Relevant Date means the date on which any party becomes a party to this agreement whether as an original party or by subsequently adhering to its terms in the manner described in this agreement;

Relevant Shareholder has the meaning given in Subclause 12.2;

Response Period has the meaning given in Subclause 14.5;

Retrocede has the meaning given in Subclause 14.5;

Second Sale Shares has the meaning given in Subclause 16.5;

Second Shareholder has the meaning given in Subclause 16.5;

Senior Management Team has the meaning given in Subclause 8.1;

Shareholder IPR Improvements has the meaning given in Subclause 12.2;

[****];

Shareholders means the Shareholders in the Company who are parties to this agreement and any person to whom Shares are transferred in accordance with this agreement from time to time and Shareholder means any of them;

Shares means shares in the share capital of the Company;

Specified Price has the meaning given in Subclause 15.2;

Starting Date means the date on which the Shareholders have funded the Starting Date Subscription Amount in accordance with Subclause 4.4; provided that the Starting Date shall be a Business Day to be agreed that is within five days after the date on which the conditions specified in Subclause 3.1 are fulfilled or waived.

Starting Date Subscription Amount means the difference of US$99,990,000 less the aggregate amount of Shareholder Start-Up Advances.

Subsidiary has the meaning given in Subclause 1.2;

Tag-Along Notice has the meaning given in Subclause 15.3;

Tag-Along Offeree has the meaning given in Subclause 15.3;

Tag-Along Offeror has the meaning given in Subclause 15.3;

Termination Date has the meaning given in Subclause 14.5;

Territory means the United Arab Emirates, the State of Kuwait, the Kingdom of Saudi Arabia, the State of Qatar, the Sultanate of Oman and the Kingdom of Bahrain and any other country as the Shareholders may agree in writing; provided that the failure of the Shareholders to agree to include any additional country in the Territory shall in no event constitute a Deadlock Event;

Transfer Notice has the meaning given in Subclause 15.2;

Transferee has the meaning given in Subclause 15.2;

Transferor has the meaning given in Subclause 15.1;

Ultimate Holding Company means a Holding Company which is not also a Subsidiary;

Underlying Shareholder IPR has the meaning given in Subclause 12.2;

Wholly-Owned Group has the meaning given in Subclause 1.2; and

Wholly-Owned Subsidiary has the meaning given in Subclause 1.2.

1.2                               (a)                            A company is a Subsidiary of another company, its Holding Company if that other company:

(i)            holds a majority of the voting rights in it, or

(ii)           is a member of it and has the right to appoint or remove a majority of its board of directors, or

(iii)          is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

or if it is a Subsidiary of a company which is itself a Subsidiary of that other company.

(b)                       A company is a Wholly-Owned Subsidiary of another company if it has no members except that other company and that other company’s wholly-owned Subsidiaries.

(c)                        Wholly-Owned Group means a body corporate and any Holding Company of which it is a Wholly-Owned Subsidiary and any other Wholly-Owned Subsidiaries of that Holding Company (including any Wholly-Owned Subsidiary of the body corporate).

(d)                       In this Subclause company includes any body corporate.

1.3                               Any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)                        that enactment as amended, extended or applied by or under any other enactment before or after the date of this agreement;

(b)                       any enactment which that enactment re-enacts (with or without modification); and

(c)                        any subordinate legislation (including regulations) made (before or after the date of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in Subclause 1.3(a) above, or under any enactment referred to in Subclause 1.3(b) above, except to the extent that any of the matters referred to in Subclauses 1.3(a) to 1.3(c) above occurring after the date of this agreement increases or alters the liability of any party to this agreement, and enactment includes any legislation in any jurisdiction.

1.4                               References to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established.

1.5                               References to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

1.6                               References to times of the day are to local time in the relevant jurisdiction unless otherwise stated.  References to days are to calendar days.

1.7                               References to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.8                               References to US Dollars or USD or US$ are to the lawful currency from time to time of the United States of America.

1.9                               Where there is any inconsistency between the definitions set out in this Clause and the definitions set out in any Clause or Schedule, then for the purposes of construing such Clause or Schedule, the definitions set out in such Clause or Schedule shall prevail.

1.10                         Subclauses 1.1 to 1.9 apply unless the contrary intention appears.

1.11                         The headings in this agreement do not affect its interpretation.

1.12                         Any schedule or appendix to this agreement shall take effect as if set out in this agreement and references to this agreement shall include its schedules and appendices.

2.                                    THE BUSINESS OF THE COMPANY

2.1                               The business of the Company shall be to be a holding company for its operating Subsidiaries.  The activities of the operating Subsidiaries shall be primarily to provide a broad range of property and casualty reinsurance products to insurance companies in the Territory or where the ultimate insured, or its parent company, are located in the Territory, which reinsurance products will cover property and casualty risks, including aviation, energy, commercial transportation, marine, engineering, industrial and specialty property catastrophe risks in accordance with the Company’s regulatory approvals, consents and licenses and the Business Plan and Budget (the Business).  For the avoidance of doubt, throughout this agreement, reinsurance includes retrocession.

3.                                    CONDITIONS SUBSEQUENT

3.1                               The obligations of the parties under this agreement are conditional on:

(a)                                receipt of regulatory consents, licenses and approvals from the DFSA to enable the Reinsurance Subsidiary to effect contracts of insurance and to carry out contracts of insurance free of conditions and restrictions;

(b)                               incorporation of the Company and the Reinsurance Subsidiary in accordance with Clause 4;

(c)                                [****];

(d)                               the Reinsurance Subsidiary obtaining and accepting a pre-start up rating of [****]; and

(e)                                receipt of regulatory consents from any applicable competition authority or expiration of relevant waiting periods under any applicable competition law.

3.2                               The Shareholders may mutually agree in writing to waive all or any of the conditions (c) to (f) in Subclause 3.1 in whole or in part at any time by notice.

3.3                               Each party shall use all reasonable endeavours to procure that the conditions in Subclause 3.1 are fulfilled on or before [****].

3.4                               If the conditions in Subclause 3.1 are not fulfilled or waived on or before the date specified in Subclause 3.3 (or such later date as the parties may agree), the Company shall be wound-up and none of the parties shall have any rights or obligations under this agreement (so that no party shall have any claim against the other for costs, damages, compensation or otherwise) except:

(a)                                in respect of any previous breach of this agreement (including, without limitation, Subclause 3.3); and

(b)                               the provisions of Clauses 1, 4, 18, 19, 21, and 23 to 30 and Clause 17 (so far as it relates to an obligation under this agreement arising prior to such release) shall continue to apply.

4.                                    SHARE CAPITAL

4.1                               As soon as practical following the date of this agreement, the Shareholders shall apply for the authorisation and incorporation of the Company in the Bailiwick of Jersey, British Channel Islands, and the Reinsurance Subsidiary in the DIFC.

4.2                               The authorised share capital of the Company shall be US$400,000,000, divided into 400,000 Shares with a nominal value of US$1,000 each.  Upon the incorporation of the Company, each Shareholder shall be issued ten Shares at a total subscription price of US$10,000.  Each Shareholder agrees to pay within five days of the date hereof (or, if the

Company has not been incorporated or the bank account for the Company has not been established by such date, the date on which both the Company is incorporated and such bank account is established), US$10,000 to satisfy payment in full of each Shareholder’s subscription amount in respect of ten Shares.

4.3                               As soon as the conditions subsequent specified in Subclause 3.1 are fulfilled or waived, the Shareholders shall subscribe for the following Shares in the manner described in Subclause 4.4:

(a)                                GIC – 199,990 Shares, which, together with the Shares subscribed to by GIC pursuant to Subclause 4.2, shall comprise 50% of the authorised share capital of the Company, for a total subscription price of US$200,000,000;

(b)                               Arch Re – 199,990 Shares, which, together with the Shares subscribed to by Arch Re pursuant to Subclause 4.2, shall comprise 50% of the authorised share capital of the Company, for a total subscription price of US$200,000,000.

For the avoidance of doubt, such subscription shall be pursuant to this Agreement and shall not require any further written agreement of the Shareholders.

4.4                               [****]  For the avoidance of doubt, in no event shall any Shareholder be obligated to fund more than US$200,000,000 to the capital of the Company (minus profits capitalized pursuant to Subclause 13.1) in the aggregate under this agreement.  Prior to the Starting Date, the Shareholders may enter into an amendment to this agreement with respect to the par value of the Shares and additional paid-in capital to the extent the Shareholders agree such changes may be necessary in light of applicable accounting and legal considerations.

4.5                               The Shareholders shall procure that, on the Starting Date, the Company shall enter into an undertaking to observe and perform the provisions and obligations of this agreement in the form set out in Schedule 1.  Until the Starting Date, to the extent any obligations are imposed on the Company under this agreement, the Shareholders shall procure that the Company complies with these obligations.

4.6                               In the event that the Board shall determine that the Company’s resources are insufficient to meet its requirements, then the Board may make a Capital Call by giving at least 21 days’ notice in writing (a Capital Call Notice) to each Shareholder detailing such determination and including a statement of the amount which is required to redress the deficit (the Relevant Amount) and the purpose for which it is required.

4.7                               Each Capital Call shall be paid by the Shareholders in proportion to its subscription set out in Subclause 4.3 by payment of the amount required in the Capital Call Notice pursuant to Subclause 4.4.  Payment of a Capital Call shall be made in US Dollars at the time or times determined by the Board.  No Capital Call shall be made on any Shareholder without an equivalent Capital Call being made on the other Shareholder.

4.8                               In the event that any Shareholder (the Non-Paying Shareholder) fails to pay all or part of its proportion of any Capital Call on the due date and such default is not remedied within 14 days after notification of the default to that Shareholder by the Board or the other Shareholder (Default Notice) except where a Shareholder’s funding cap has been reached in accordance with Subclause 4.4, the Company shall immediately notify the Shareholders of the Default Notice and the other Shareholder may elect by notice in writing to the Company to treat the failure to fund as a default in accordance with Clause 17.

4.9                               All Shares shall rank pari passu in all respects.

4.10                         Each Share will carry one vote at any general meeting of the Company.

4.11                         General meetings of the Company shall be held at least once every calendar year.  General meetings of the Company shall be held between the hours of 3.00 p.m. and 8.00 p.m. (Dubai time) on Business Days unless agreed otherwise by all Shareholders.  Any director or Shareholder may call a general meeting of the Company.  At least 21 days’ notice of each general meeting of the Company shall be given to each Shareholder unless in any particular case the Shareholders otherwise agree in writing.  The notice shall specify the time and place of the meeting. The notice shall be accompanied by an agenda of all the business to be transacted at the general meeting of the Company.  Any matter not on the agenda may not be raised at the meeting unless the Shareholders all agree.

4.12                         A general meeting of the Company may consist of a conference between the Shareholders some or all of whom are in different places, provided that each Shareholder who participates is able:

(a)                                to hear each of the other participating Shareholders addressing the meeting; and

(b)                               if he so wishes, to address all of the other participating Shareholders simultaneously,

whether directly, by conference telephone or by any other form of communications equipment (whether in use when these articles are adopted or not) or by a combination of those methods.  A meeting held in this way is deemed to take place at the place from where the chairman at the meeting participates.

4.13                         No general meeting of the Shareholders may proceed to business unless a quorum is present at the start and throughout the meeting.  Two Shareholders entitled to vote present in person or by proxy or by a duly authorised representative shall constitute a quorum.  In the event that the quorum is not present the meeting shall be reconvened, subject to Subclause 4.15, to the same day in five days at the same time and place or to such time and place as the Shareholders may determine.

4.14                         In the event that any of the Shareholders are unable to attend the general meeting, GIC or Arch Re may cause the meeting to be delayed by written notice to the Company at least two Business Days before the scheduled meeting, in which case the Shareholders will in good faith seek to reschedule the meeting to a time within five Business Days of the originally scheduled meeting at which the Shareholders can attend the meeting.

4.15                         The chairman, if any, of the Board or in his absence some other director designated by the Shareholders shall preside as chairman of the meeting, but if neither the chairman nor such other Director (if any) be present within fifteen minutes after the time appointed for holding the meeting and willing to act, the Shareholders present shall elect one of their representatives to be chairman.

4.16                         Subject to Clause 10, resolutions to be voted on at any Shareholders’ meeting shall be decided by a simple majority of votes except where a greater majority is required by the Company’s articles of association, any agreement between the Shareholders or by relevant legislation. The chairman shall not have a casting vote or deciding vote in case of equality of votes.

4.17                         A resolution in writing signed (in person or by fax or by email) by each Shareholder shall be as effective as if the same had been passed at a general meeting of the members of the Company duly convened and held and may be executed in several counterparts.

4.18                         The Company shall distribute dividends to the Shareholders in proportion to the amounts paid up by each Shareholder in respect of their respective shareholdings in the Company set out in Subclause 4.3 as at the date of such distribution.

4.19                           After the allotment of the Shares specified in Subclause 4.3, any Shares in the Company shall be issued to the Shareholders so as to maintain the proportions noted in Subclause 4.3.

4.20                         In the event of the liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the Shareholders shall be distributed among the Shareholders in proportion to the amounts paid up by each Shareholder in respect of their respective shareholdings in the Company set out in Subclause 4.3 as at the date of such distribution.

4.21                           The Shareholders shall procure that the Company shall appoint Auditors on the Starting Date.

5.                                      WARRANTIES

Each Shareholder represents and warrants to the other Shareholder as at the date of this agreement that each of the following statements is true and accurate:

(a)                                it is duly organised and validly existing under the laws of its country of incorporation;

(b)                               it has the power to enter into and perform its obligations under this agreement and each of the other documents referred to in this agreement to which it is a party;

(c)                                the signing, delivery and performance by such Shareholder of its obligations under this agreement have been duly authorised by all necessary corporate or other organisational action;

(d)                               such Shareholder has duly signed and delivered this agreement;

(e)                                this agreement is a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws; [****]

(f)                                  it has all necessary consents, licences and approvals in connection with the entry into and performance of its obligations under this agreement and (if applicable) as a shareholder in the Company; and

(g)                               its entry into this agreement and performance of its obligations under this agreement will not violate or conflict with, or exceed any limit imposed by (i) any law or regulation to which it is subject; (ii) its constitutional documents; or (iii) any other agreement, instrument or undertaking binding upon it.

6.                                    THE BOARD

6.1                               Prior to the Starting Date, the Board shall consist of two Directors, one of whom shall be an GIC Director and the other shall be an Arch Re Director.  From and after the Starting Date, the Board shall consist of six Directors, of whom three shall be GIC Directors and three shall be Arch Re Directors.

6.2                               GIC shall be entitled by notice in writing to the Company to appoint and to remove or replace any or all of the GIC Directors, and Arch Re shall be entitled by notice in writing to the Company to appoint and to remove or replace any or all of the Arch Re Directors.

6.3                               The Shareholders shall procure that GIC and Arch Re’s respective nominations for approval, removal or replacement are effected.

6.4                               The party removing any Director shall indemnify the Company against any liability arising as a result of that Director’s removal from office.

6.5                               Any appointment or removal shall, unless the contrary intention appears, take effect from the date it is notified to the Company in writing.

6.6                               Each Director shall be entitled to appoint a person who is another Director at any time to act on his behalf as his alternate (the Alternate Director).  All appointments shall be made in writing.

6.7                               In addition to his vote as a Director of the Company, the Alternate Director shall be entitled to vote on behalf of the Director appointing him at any such meeting at which the Director appointing him is not personally present.

6.8                               The business of the Company shall be managed by the Directors who may exercise all the powers of the Company save as otherwise provided in this agreement or the Articles and to delegate their management authority to the Senior Management Team in accordance with Subclause 8.1.

6.9                               The appointment of the chairman shall rotate between the Shareholders every two years on the anniversary of the Starting Date.  The initial chairman shall be appointed by Arch Re and shall be Marc Grandisson.

6.10                         The chairman shall not be entitled to a second or casting vote either in general meeting of the Company or at any meeting of the Board.

6.11                         Each Shareholder shall be entitled to designate on an annual basis one observer, who shall be entitled to attend meetings of the Board and any committee thereof for a period of one year.  Each such observer shall be an officer or director of such Shareholder or any of its Affiliates.  An observer shall be entitled to receive notices of meetings of the Board and any committee thereof and copies of materials provided to the Board and any committee thereof but shall have no voting rights and shall otherwise have no rights or obligations as a Director.

7.                                    PROCEEDINGS OF DIRECTORS

7.1                               The Board shall meet as reasonably necessary to discharge its duties but in any case no less frequently than four times per year, unless decided otherwise by the Board.  Questions arising at a meeting shall be decided by a majority of votes. Meetings of the Board shall be held between the hours of 3.00 p.m. and 8.00 p.m. (Dubai time) on Business Days unless agreed to by all Directors.

7.2                               Any Director may, and, upon request of any Director, the Secretary of the Company shall, give notice of a Board meeting.  At least seven days’ prior written notice of each Board meeting shall be given to each Shareholder and each Director.  The notice shall be accompanied by an agenda of all the business to be transacted at the meeting, which shall include reasonable details of all items to be discussed or requested to be acted upon at such meeting.  Any matter not on the agenda may not be raised at the meeting unless all the Directors agree.

7.3                               The quorum at meetings of the Board (including meetings held by conference between the Directors in accordance with Subclause 7.8) shall be at least two Directors of whom one shall be a GIC Director and one shall be an Arch Re Director.  In the event that the quorum is not present, the meeting shall be reconvened, subject to Subclause 7.4, to the same day in five days at the same time and place.  In the event that the quorum is not present at such reconvened meeting, the meeting shall be reconvened, subject to Subclause 7.4, to the same day in five days at the same time and place and the quorum at such reconvened meeting shall be any three Directors.

7.4                               In the event that a GIC Director or an Arch Re Director is unable to attend the meeting, GIC (in respect of the GIC Director) or Arch Re (in respect of the Arch Re Director) may cause the meeting to be delayed by written notice to the Company at least two Business Days before the scheduled meeting, in which case the Shareholders will in good faith seek to reschedule the meeting to a time within five Business Days of the originally scheduled meeting at which the GIC Director or the Arch Re Director (as applicable) can attend the meeting.

7.5                               Any committee of the Board shall include an equal number of GIC Directors and Arch Re Directors and the quorum for a committee of the Board shall be at least two Directors of whom one shall be a GIC Director and one shall be an Arch Re Director.

7.6                               All acts done by a meeting duly held of Directors, or of a committee of Directors, or by a person acting as a Director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

7.7                                 (a)                                  A resolution which is signed or approved by all the Directors or all of the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly called and constituted.

(b)                               The resolution may be signed in counterparts. A resolution signed or approved by an Alternate Director need not also be signed or approved by his appointor and, if it is signed or approved by a Director who has appointed an Alternate Director, it need not be signed or approved by the Alternate Director in that capacity.

(c)                                For the purposes of this Subclause 7.7 the signed counterpart of a Director or Alternate Director may be delivered by letter, fax or e-mail.

7.8                               A meeting of the Directors may consist of a conference between Directors some or all of whom are in different places provided that each Director who participates is able:

(a)                                to hear each of the other participating Directors addressing the meeting; and

(b)                               if he so wishes, to address all of the other participating Directors simultaneously,

whether directly, by conference telephone or by any other form of communications equipment (whether or not in use when this agreement was executed) or by a combination of those methods.

7.9                               A meeting held as described in Subclause 7.8 is deemed to take place at the place where the largest group of participating Directors is assembled or, if no such group is readily identifiable, at the place from where the chairman of the meeting participates.

7.10                         In the case of any Interested Director Transaction to be considered or voted upon at a meeting at a Board, then the Director or Directors associated with the Interested Director Transaction shall disclose his or her interest in the Interested Director Transaction, and such Director or Directors shall not be entitled to:

(a)                                attend or participate in any discussion of that matter;

(b)                               receive information or advice received by the Company on such matter; or

(c)                                vote (or be counted in the quorum at a meeting) in relation to such matter.

7.11                         The Company shall obtain and maintain directors’ liability insurance for the Directors.

7.12                         The provisions of Clauses 6 and 7 shall apply equally to the composition and proceedings of the board of directors of each of the Company’s Subsidiaries mutatis mutandis; provided that, other than in the case of the board of directors of the Reinsurance Subsidiary, to the extent application of Clauses 6 and 7 shall not be permitted by any law or regulation applicable to a Subsidiary (such as if local law requires a resident director), the Shareholders shall, in good faith, negotiate changes to such provisions as they apply to such Subsidiary in order to comply with applicable law and regulation and achieve substantially the same substantive results.

8.                                    COMPANY MANAGEMENT

8.1                               The Board, and the Board shall procure that the Company’s Subsidiaries, shall delegate control of the day-to-day management of the Company and its Subsidiaries to a senior management team (the Senior Management Team).  The Senior Management Team shall comprise such number of persons and functions as shall be determined by the Board to be necessary to effectively carry out its function, including the Chief Executive Officer, the Chief Financial Officer, the Controller, the Chief Underwriting Officer and the Chief Operating Officer.

8.2                               The appropriate members of the Senior Management Team shall establish the year-end reserves for underwriting liabilities, which shall be reviewed by the Actuary on an annual basis.

9.                                    SHAREHOLDERS’ INTERESTS

9.1                               In the case of any Interested Shareholder Transaction that requires approval by the Shareholders, whether pursuant to the terms of this agreement or otherwise, or if such Interested Shareholder Transaction is to be the subject of discussion at any meeting of Shareholders, then the Shareholder associated with the Interested Shareholder Transaction shall promptly disclose its interest in the Interested Shareholder Transaction by giving written notice to the Company and the other Shareholder.  Subject to Subclause 9.2, following disclosure of such Interested Shareholder Transaction, such Shareholder shall be entitled to vote (and be counted in the quorum at a meeting) in relation to such matter.

9.2                               No Shareholder or Director, in its or his or her capacity as such, shall be entitled to exercise any right or power to prevent the Company or any of its Subsidiaries (x) in the event that the Company or any of its Subsidiaries is enforcing its rights under, or taking any action against such Shareholder in relation to, or (y) from defending itself in relation to any action taken against it by a Shareholder in connection with, any matter arising under any subsequent agreement entered into between the Company or any of its Subsidiaries and such Shareholder.  For the purposes of Subclause 4.13 and 7.3, such Shareholder or Director shall be deemed to be present to constitute the quorum at the meeting.

10.                             RESERVED MATTERS

10.1                         Neither the Company nor any Subsidiary of it (from time to time) shall do any of the following (or do anything which is analogous to or has a substantially similar effect to any of the following) without the prior written approval of each Shareholder:

(a)                                alter its name;

(b)                               alter its constitutional documents;

(c)                                merge, amalgamate or consolidate with or into any entity;

(d)                               create, issue, purchase, redeem or otherwise reorganise, increase or decrease its share or loan capital;

(e)                                pass any resolution for its winding up;

(f)                                  apply for the appointment of a receiver or an administrator over its assets;

(g)                               appoint or change its Auditors or Actuary;

(h)                               alter its financial year end;

(i)                                   form any Subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture;

(j)                                   apply for any new or expanded regulatory consents, licenses or approvals in any jurisdiction;

(k)                                engage in any business other than the Business;

[****].

10.2                         GIC and Arch Re may grant authority in writing to any GIC Director or Arch Re Director (as applicable) to represent GIC or Arch Re (as applicable) at a meeting of the Shareholders and to approve one or more of the matters set out in Subclause 10.1 on behalf of GIC or Arch Re (as applicable).

10.3                         Where a matter which would otherwise require approval under this Clause has been expressly included in either a Business Plan or a Budget approved by the Shareholders, no further approval shall be required under this Clause.

11.                             CONTINUING OBLIGATIONS

11.1                         The Company shall prepare for the review and approval of the Shareholders both a draft Business Plan and a draft Budget for the coming Financial Year of the Company (including any Subsidiaries of the Company) both of which it shall submit to the Shareholders not less than 90 days before the end of the current Financial Year of the Company.

(a)                                Each Business Plan shall include a reasonably detailed plan for the coming Financial Year and a more general plan for the next five years, on a per line basis in respect of each of the Company and its Subsidiaries’ business lines;

(b)                               Each Budget shall include, for the upcoming Financial Year:

(i)            a projected balance sheet, income statement and statement of cash flows;

(ii)           an estimate of working capital requirements;

(iii)          an estimate of the regulatory capital requirements;

(iv)          an operating expense budget; and

(v)           a report on the Company and each of its Subsidiaries’ performance during the current Financial Year of the Company.

11.2                         The Shareholders shall consider the draft Business Plan and the draft Budget submitted to them under Subclause 11.1 above and shall in good faith take appropriate steps with a view to their approving, not less than 20 days before the end of the then current Financial Year of the Company, the draft Business Plan and draft Budget (with such amendments as the Shareholders shall agree) as the Business Plan and the Budget for the then following Financial Year of the Company.  In the event that the Shareholders fail to agree on a draft Business Plan or Budget (as applicable) prior to the end of the then current Financial Year, the Business Plan or Budget (as applicable) for such current Financial Year shall remain in effect until the Shareholders shall agree on a new Business Plan or Budget (as applicable).

11.3                         The Company shall provide each Shareholder with:

(a)                                within two months after the end of each Financial Year, (i) a consolidated balance sheet of the Company and each of its Subsidiaries as at the end of such Financial Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Financial Year, setting forth in each case in comparative form the figures for the previous Financial Year, all prepared in accordance with IFRS (and presented in U.S. Dollars) and accompanied by a report of the Auditors, which shall not be qualified in scope; (ii) the financial statements referred to above set forth in comparative form against budgeted figures for such Financial Year; and (iii) a report of the Actuary on the reserving requirements of the Subsidiaries;

(b)                               within 45 days after the end of each financial quarter, (i) a consolidated balance sheet of the Company and each of its Subsidiaries as at the end of such financial quarter and the related consolidated statements of income or operations and cash flows for such financial quarter and for the period elapsed from the beginning of the Financial Year, setting forth in each case in comparative form the figures for the same periods in the previous financial year, all prepared in accordance with IFRS (and presented in U.S. Dollars) and accompanied by a certificate of the

Chief Executive Officer and the Chief Financial Officer of the Company; and (ii) the financial statements referred to above set forth in comparative form against budgeted figures for such financial quarter and for the period elapsed from the beginning of the Financial Year;

(c)                                financial statements of the Subsidiaries for each Financial Year or financial quarter, as the case may be, prepared in accordance with IFRS (and presented in US Dollars) and in a form required by applicable regulatory authorities, within five days of filing with such authorities;

(d)                               within three weeks after the end of each month, monthly management reports in a form agreed by the Shareholders; and

(e)                                such further information as each Shareholder may from time to time reasonably require as to all matters relating to the businesses or affairs or the financial position of the Company and its Subsidiaries.

11.4                         Subject to applicable laws and regulations, the Company and each of its Subsidiaries shall:

(a)                                maintain accurate and complete accounting and other financial records and shall procure that such accounting records are, during normal business hours, available for inspection by each Shareholder or its respective authorised representatives; and

(b)                               permit each Shareholder or its respective authorised representatives reasonable access at all such times as may reasonably be expected:

(i)            to conduct an independent audit of the accounting and other financial records of the Company and its Subsidiaries;

(ii)           to inspect the premises of the Company and its Subsidiaries; and

(iii)          to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Senior Management Team, other employees and consultants of the Company and its Subsidiaries, the Auditors and the Actuary.

11.5                         The Company shall provide the Shareholders with such information and assistance as necessary to enable the Shareholders to present the Company’s accounts in accordance with GAAP.

11.6                         Subject always to applicable laws in the Territory, the Company and its Subsidiaries intend in good faith and to the best of their knowledge to voluntarily operate in adherence with, and to implement such procedures developed in consultation with the Shareholders designed to comply with, the economic sanctions and embargo programs administered from time to time by the Office of Foreign Assets Control of the United States Department of the Treasury, and United States government requirements which prohibit dealing with all sanctioned, debarred, denied or unverified persons as set forth in United States government lists promulgated by the United States Department of Commerce and the United States Department of State.

11.7                         Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees shall make, or offer to make, any payment or provide any other item of value to any government official in order to obtain favourable treatment or to benefit the Company or any of its Subsidiaries or in any way assist the Company or any of its Subsidiaries in its business.

12.                             INTELLECTUAL PROPERTY AND SERVICES

12.1                         The Company shall have the sole ownership of any and all Intellectual Property Rights save for Shareholder IPR Improvements (as defined below) created by the Company or any of its Subsidiaries (the JV IPR).  The Company shall take all reasonable steps to protect and maintain the JV IPR.

12.2                           [****]

12.3                           [****]

12.4                         The Company and its Subsidiaries shall defend, indemnify and hold harmless each Shareholder and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives from and against, and hold them harmless from, any and all claims, liabilities, losses, costs, actions, suits, proceedings, damages and expenses (including reasonable attorneys’ fees and costs) (Losses), as incurred (payable promptly on request) that result from or arise in connection with (i) the use or practice by the Company and its Subsidiaries of the Underlying Shareholder IPR or Shareholder IPR Improvements, except [****]or (ii) any other product or service provided to the Company or any of its Subsidiaries by any Shareholder or any of its Affiliates, including any claim (including without limitation, strict liability or tort claims), action, suit or other proceeding, made or brought by or on behalf of a third party, in any such case, allegedly or in fact based on or arising from the items described in clause (i) (a Third Party Claim).  The Company shall have the right to assume control of any proceedings relating to the Third Party Claim and each Shareholder shall provide the Company with all commercially reasonable assistance.  The Company shall not admit liability or settle a Third Party Claim without the prior written consent of each Shareholder (not to be unreasonably withheld).

13.                             DIVIDEND POLICY

13.1                         The Shareholders agree that the profits of the Company shall be capitalised until such time as such aggregate capitalized amount, together with the proceeds of all Capital Calls, equals US$200,000,000.  Thereafter, the Company shall, to the extent permitted by law, distribute on a prudent basis by way of dividend in respect of each Financial Year the profits of the Company for that Financial Year as agreed by the Shareholders after taking into account the statutory reserve requirements, the regulatory capital requirements and the capital and working capital requirements of the Company and its Subsidiaries and the Company’s growth plans pursuant to its current Business Plan and Budget.

13.2                         The Shareholders shall procure that the Company shall take all reasonable steps to maximise profits available for distribution by the Company including, without limitation, procuring the payment of such dividends by a Subsidiary to enable the Company to pay the dividend referred to in subclause 13.1.

13.3                         Any dividends to be paid pursuant to Subclause 13.1 shall be paid within six months of the date of the Auditors’ opinion on the financial statements for such Financial Year.

14.                             PROTECTIVE COVENANTS

14.1                         Each Shareholder covenants with the other Shareholder that it shall not and shall procure that none of its Affiliates (either personally or through an agent), other than any Exempted Person, shall:

(a)                                at any time after the Starting Date and prior to the expiration of the Applicable Post-Termination Period, (x) engage in a Competing Business unless such Shareholder shall have complied with Subclause 14.2 or (y) make or retain a Competing Investment.

(b)                               at any time after the date hereof and prior to [****], induce, or attempt to induce, any director or any employee who was employed by the Company or any of its Subsidiaries at the Termination Date or at any time during the six months prior to the Termination Date to leave the employment of that Company or any of its Subsidiaries or to be employed by such Shareholder or any of its Affiliates, as the case may be.

(c)                                at any time after the date hereof, use or allow to be used (except by the Company and any of its Subsidiaries) any trademark, service mark or trade name of, or licensed to, the Company or any of its Subsidiaries or any other name or mark intended or likely to be confused with such a trademark, service mark or trade name.

(d)                               at any time after the date hereof, (i) use or allow to be used, any trademark, service mark or trade name of, or licensed to, the other Shareholder, or any trademark, service mark or trade name in a way as to be capable of or likely to be confused with the name of or trademark, service mark or trade name of, or licensed to, the other Shareholder, or (ii) use any of such other Shareholder’s Intellectual Property Rights.

In addition, neither the Company nor any of its Subsidiaries shall use or allow to be used any trademark, service mark or trade name of, or licensed to, any Shareholder, or a trademark, service mark or trade name in a way as to be capable of or likely to be confused with the name of or trademark, service mark or trade name of, or licensed to, any Shareholder without the written consent of such Shareholder (and subject to the conditions of such consent).

14.2                         No Shareholder or any of its Affiliates (the Referring Shareholder), other than an Exempted Person, shall engage in a Competing Business unless the Referring Shareholder shall have complied with the following in respect of such Competing Business:

[****]

14.3                         If at any time after the Starting Date and prior to the expiration of the Applicable Post-Termination Period, the Company or any of its Subsidiaries shall receive a submission for reinsurance (whether treaty or facultative) (the Applicable Reinsurance Business) and intends to decline to write all or any part of the Applicable Reinsurance Business (the reinsurance or any portion thereof intended to be declined by the Company and its Subsidiaries is referred to as Available Business), the following shall apply:

[****]

14.4                           For purposes of this Clause 14, Competing Investment means [****].

14.5                           For purposes of this Clause 14, the following words have the meanings set forth below:

[****]

Applicable Post-Termination Period means [****].

Competing Business means [****].

[****]

Exempted Person means [****].

[****]

Termination Date means, with respect to a Shareholder, the date on which such Shareholder ceases to hold Shares.

14.6                         Each Shareholder acknowledges that the provisions of this Clause are no more extensive than is reasonable to protect the other Shareholder as a subscriber of Shares.

14.7

(a)                                The Company and each Shareholder acknowledges and agrees that no Shareholder, nor any of its Affiliates or any of their respective officers, directors, employees and agents, shall have any obligation to refer to the Company or any of its Subsidiaries any business opportunities presented or developed by any of them except as required by Subclause 14.2.

(b)                               For the avoidance of doubt, nothing in this Clause 14 shall require any Referring Shareholder or the Reinsurance Subsidiary to pursue or write any business that it determines not to pursue or write.

(c)                                  The Company and each Shareholder acknowledges and agrees that no Shareholder shall have any fiduciary or similar duties to the Company or to any other Shareholder, including with respect to any of the matters covered by this Clause 14.

(d)                                 Notwithstanding anything herein to the contrary, the Company and each Shareholder acknowledges and agrees that Subclauses 14.1(a) and (b) shall not apply unless the conditions subsequent listed in Subclause 3.1 have been fulfilled or waived by both Shareholders.

15.                               TRANSFERS

15.1                           General

(a)                                  Except as expressly required by Subclause 16.5 or 17.3 or as permitted by Subclause 15.2(b)(i), no Shareholder may transfer or otherwise dispose of or Encumber any of its Shares or any interest in any of its Shares for a period of five years from the date of this agreement (the Initial Period).

(b)                                 Following the Initial Period, no Shareholder may, except as expressly required by Subclauses 16.5 or 17.3 or permitted by Subclause 15.2, transfer or otherwise dispose of or Encumber any of its Shares or any interest in any of its Shares.

(c)                                  Any transfer or other disposal of any Shares permitted or required by this Clause shall only be made to a company.

(d)                                 Any transfer or other disposal of Shares permitted or required by this Clause shall be in respect of all and not part only of the Shares held by the proposing transferor (the Transferor).

(e)                                  The restrictions on transfer contained in this Clause shall apply to all transfers operating by law or otherwise.

15.2                           Permitted transfers

(a)                                  [Reserved].

(b)                                 A Shareholder may transfer all of its Shares:

(i)            to another member of its Wholly-Owned Group; or

(ii)           following the Initial Period, to any other person; provided that in the case of this Subclause 15.2(b)(ii) only the Transferor shall have complied with (A) the requirements in Subclause 15.2(e) and the other Shareholder shall not have purchased the offered Shares in accordance with Subclause 15.2(h) and (B) Subclause 15.3(a).

(c)                                  If a Shareholder transfers its Shares in accordance with Subclause 15.2(b)(i), such Shareholder shall remain bound by the obligation contained in Subclause 4.4 of this agreement unless agreed otherwise by the other Shareholder.

(d)                                 If a Shareholder holding Shares transferred to it under Subclause 15.2(b) above is about to cease to be a member of the Wholly-Owned Group to which it currently belongs, it shall without delay and prior to it so ceasing to be a member notify the Company and the other Shareholder that such event will occur and shall transfer those Shares to a member of its current Wholly-Owned Group.

(e)                                  Following the Initial Period, a Transferor who wishes to transfer Shares (other than as permitted by Subclauses 15.2(b)(i) or required by Subclause 16.5 or 17.3) shall give notice to the other Shareholder (the Transferee) in accordance with Subclause 15.2(f) below (a Transfer Notice).  No Shareholder shall give a Transfer Notice at a time while a default with respect to such Shareholder exists under Subclause 17.2, a notice under Subclause 17.3 is outstanding or while a Deadlock Notice or a Buy-Sell Offer Notice is outstanding.

(f)                                    A Transfer Notice shall specify the identity of the proposed third party acquirer, the Shares offered (which shall constitute all the Shares owned by the Transferor), the price at which they are offered (the Specified Price) and other material terms of the offer, and shall invite the Transferee to notify the Transferor whilst the offer remains open whether it is willing to purchase the offered Shares.  A copy of the Transfer Notice shall be served on the Company.

(g)                                 A Transfer Notice may not be revoked, and the offer shall remain open for a period of 45 days from the date of the Transfer Notice.

(h)                                 On the expiry of the offer period referred to in Subclause 15.2(g), if the Transferee has notified the Transferor that it wishes to purchase the offered Shares, the Transferee shall be bound to pay the Specified Price for, and to accept a transfer of, the offered Shares and the Transferor shall be bound, on payment of the Specified Price, to transfer such offered Shares upon the terms and conditions specified in the Transfer Notice, free and clear of any and all Encumbrances, to the Transferee within a period of 45 days from the expiry of the offer period.  The provisions of Subclause 16.5(i) shall apply to such transfer mutatis mutandis.

(i)                                     If prior to the expiry of the offer period referred to in Subclause 15.2(g), the Transferee has not notified in writing the Transferor that it wishes to purchase the offered Shares or the Transferee has notified in writing to the Transferor that it does not wish to purchase the offered Shares, the Transferor may at any time within a period of [****] transfer the offered Shares to the proposed third party acquirer identified in the Transfer Notice, subject to compliance with Subclause 15.3, at any price which is not less than the Specified Price, and on other terms and conditions not materially less favourable to the Transferor than those, specified in the Transfer Notice; provided that the offered Shares are to be transferred under a bona fide sale for the consideration stated in the transfer without any deduction, rebate or allowance to the purchaser for the offered Shares.

15.3                           Tag Along

(a)                                  If at any time following the Initial Period a Shareholder intends to dispose of its Shares (the Tag-Along Offeror), the Tag-Along Offeror shall give notice in writing (a Tag-Along Notice) to the other Shareholder (the Tag-Along Offeree), specifying:

(i)            its intention to dispose of its Shares in the Company;

(ii)           the name of the proposed third party transferee; and

(iii)          the terms of the disposal, provided that such terms are unconditional.

A Tag-Along Notice may be given concurrently, and/or combined with, a Transfer Notice under Subclause 15.2(e).

(b)                                 If the Tag-Along Offeree wishes to dispose of its Shares on the same terms as specified in the Tag-Along Notice it shall within 45 days after the date of the Tag-Along Notice notify the Tag-Along Offeror in writing.

(c)                                  The Tag-Along Offeror shall not dispose of its Shares unless it has:

(i)            given a Tag-Along Notice in accordance with Subclause 15.3(a) not less than 45 days before the disposal;

(ii)           in the event that the Tag-Along Offeree determines to participate in the sale and has given notice pursuant to Subclause 15.3(b), procured the disposal of the Shares of both the Tag-Along Offeree and Tag-Along Offeror at a price not lower than the price specified in the Tag-Along Notice and on other terms and conditions not materially less favorable to the Tag-Along Offeree than those contained in the Tag-Along Notice; provided that the terms of the disposal of the Shares to the Tag-Along Offeror and to the Tag-Along Offeree shall be the same; and

(iii)          in the event that the Tag-Along Offeree determines not to participate in the sale or has not given notice pursuant to Subclause 15.3(b), procured the disposal of the Shares of the Tag-Along Offeror at a price not higher than the price specified in the Tag-Along Notice and on other terms and conditions not materially more favorable to the Tag-Along Offeror than those contained in the Tag-Along Notice.

(d)                                 No Shareholder shall give a Tag-Along Notice at a time while a default with respect to such Shareholder exists under Subclause 17.2 or while a notice under Subclause 17.3, a Deadlock Notice or Buy-Sell Offer Notice is outstanding.

15.4                           Deed of adherence

(a)                                  It shall be a condition of any transfer of Shares (whether permitted or required) that:

(i)            the transferee, if not already a party to this agreement, enters into an undertaking to observe and perform the provisions and obligations of this agreement in the form set out in Schedule 2; and

(ii)           in the event any loans owed by the Company or any of its Subsidiaries to the transferor remain outstanding at the time of such transfer, the transferor at the same time procures the transfer of all of the loans made by it or by any of its Affiliates to the transferee.

(b)                                 No allotment of Shares shall be made to any person who is not already a party to this agreement.

15.5                           Registration of transfers

(a)                                  A person executing an instrument of transfer of a Share is deemed to remain the holder of the Share until the name of the transferee is entered in the register of members of the Company in respect of it.

(b)                                 Upon registration of a transfer or allotment of Shares, and provided the provisions of this Clause shall have been complied with, a Shareholder’s benefit of the continuing rights under this agreement shall attach to the transferee who may enforce them as if it had been a party to this agreement and named in it as a Shareholder.

16.                               DEADLOCK

16.1                           A Deadlock Event shall be deemed to have occurred if [****].

16.2                           [****]

16.3                           If a Deadlock Event is deemed to occur, the matter may be referred by any Shareholder at any time within 45 days of the occurrence of the Deadlock Event by written notice (a Deadlock Notice) to the Chief Executive Officer of GIC and the Chief Executive Officer of ACGL for informal resolution.  [****]  If the Chief Executive Officers of GIC and ACGL are unable to resolve the Deadlock Event within 48 hours after the time at which their last meeting occurred, either Shareholder shall be entitled to invoke the remaining provisions of this Clause by giving the Buy-Sell Offer Notice specified below.  If neither Shareholder delivers a Deadlock Notice within 45 days of the occurrence of the Deadlock Event, no Deadlock Event shall be deemed to exist and the refusals to consent or failures to agree described in Subclause 16.1 shall be required again for any Deadlock Event to exist.

16.4                           [****]

16.5                           (a)                                  After the 48 hour period referred to in Subclause 16.3 and prior to the end of the 45 day period referred to in Subclause 16.4, either Shareholder (the First Shareholder) may deliver a notice in the form of Schedule 3 (a Buy-Sell Offer Notice) in writing on the other Shareholder (the Second Shareholder) signed by or on behalf of the First Shareholder offering (i) to sell to the Second Shareholder all the Shares held by the First Shareholder (the First Sale Shares) and (ii) if the Second Shareholder does not buy all of the First Sale Shares from the First Shareholder, to buy from the Second Shareholder all the Shares held by the Second Shareholder (the Second Sale Shares).

(b)                                 The First Shareholder shall deliver a copy of the Buy-Sell Offer Notice to the Company at the same time as the Buy-Sell Offer Notice is served on the Second Shareholder.

(c)                                  The Buy-Sell Offer Notice shall specify the price in US Dollars at which all of the First Sale Shares are offered and shall request the Second Shareholder to notify the First Shareholder in writing within 45 days from the date of service of the Buy-Sell Offer Notice whether or not the Second Shareholder is willing to purchase the First Sale Shares at such price.

(d)                                 The Second Shareholder shall deliver a notice in the form of Schedule 4 to the First Shareholder within 45 days from the date of delivery of the Buy-Sell Offer Notice, stating whether or not it is willing to purchase the First Sale Shares on the terms set out in the Buy-Sell Offer Notice.

(e)                                  If the Second Shareholder gives notice to the First Shareholder that it is willing to purchase the First Sale Shares on the terms set out in the Buy-Sell Offer Notice, the First Shareholder shall be obliged to sell the First Sale Shares to the Second Shareholder or, subject to Subclause 16.5(i), as the Second Shareholder may direct at the price per Share in US Dollars specified in the Buy-Sell Offer Notice.  Subject to Subclause 16.5(i), the Second Shareholder shall within 45 days from the date when such obligation arose, pay to the First Shareholder the purchase price in US Dollars for the First Sale Shares, and the First Shareholder shall, concurrently with receipt of such purchase price, deliver to the Second Shareholder duly executed transfers in favour of the Second Shareholder or as the Second Shareholder may direct and the share certificate(s) representing the First Sale Shares.

(f)                                    If the Second Shareholder gives notice to the First Shareholder that it is not willing to purchase the First Sale Shares on the terms set out in the Buy-Sell Offer Notice or if it becomes bound to sell the Second Sale Shares under Subclause 16.5(g) below the Second Shareholder shall be obliged to sell to the First Shareholder or, subject to Subclause 16.5(i), as the First Shareholder may direct the transfer of the Second Sale Shares at the same price per share in US Dollars as is specified in the Buy-Sell Offer Notice.  Subject to Subclause 16.5(i), the First Shareholder shall, within 45 days from the date when such obligation arose, pay to the Second Shareholder the purchase price in US Dollars for the Second Sale Shares, and the Second Shareholder shall, concurrently with the receipt of such purchase price, deliver to the First Shareholder duly executed transfers in favour of the First Shareholder or as the First Shareholder may direct and the share certificate(s) representing the Second Sale Shares.

(g)                                 If, after the expiry of the 45-day period referred to in Subclause 16.5(c), the Second Shareholder has not given any notice in writing to the First Shareholder in accordance with Subclause 16.5(c), the Second Shareholder shall be deemed to have declined the offer made by the First Shareholder and shall be bound in accordance with Subclause 16.5(f) to sell to the First Shareholder the Second Sale Shares at the same price per Share in US Dollars as is specified in the notice given by the First Shareholder, and shall be deemed to have made the representations in Schedule 4 hereof.

(h)                                 Neither Shareholder shall be entitled to serve a Deadlock Notice or a Buy-Sell Offer Notice at a time while a default with respect to such Shareholder exists under Subclause 17.2 or while a notice under Subclause 17.3, a Transfer Notice under Subclause 15.2(e) or a Tag-Along Notice is outstanding; provided that the 45-day period referred to in the last sentence of Subclause 16.3 shall be extended during any period that a Deadlock Offer Notice may not be delivered pursuant to the foregoing.

(i)                                     The Shareholders shall promptly seek approval of the DFSA and all other necessary regulatory consents for a transfer of Shares pursuant to this Subclause 16.5 and use all commercially reasonable efforts to obtain such approval and consents within the 45-day period specified for the closing of the transfer in Subclause 16.5(e) or 16.5(f).  No Shareholder shall be permitted to direct the transfer of Shares to a third party unless such third party shall be approved by the DFSA and any other relevant regulators within such 45-day period.  If the DFSA and any other relevant regulators do not approve the transfer of Shares from one Shareholder to the other Shareholder within such 45-day period, such 45-day period shall be extended for such additional period as is reasonably necessary to obtain such approvals during which the Shareholders shall continue to use all commercially reasonable efforts to obtain the approval of the DFSA and any other relevant regulators as promptly as possible.

16.6         (a)                                  All Shares transferred under this Clause shall be free from all liens, charges and encumbrances and shall carry all rights, benefits and advantages attached to them except the right to any dividend declared but not paid prior to the date of the registration of such transfer; and on the transfer of any Shares the holders of them shall secure the resignations of their nominees from any offices in the Company held before the transfer and the transferee of the Shares may fill such vacancies as if the transfer had been registered.

(b)                                 Save as provided in Subclause 16.6(a), no Shareholder shall be obliged to give any representations or warranties in relation to the Company on a transfer of the Shares held by it.

(c)                                  The Shareholders agree to do or procure to be done all such acts and things as may be required to give effect to the transfer and the registration of the Shares to be transferred into the name(s) of the transferees.

17.                               DEFAULT

17.1                           If (x) any of the matters in Subclauses 17.2(a) to 17.2(i) shall occur and be continuing in relation to a Shareholder or (y) any of the matters in Subclauses 17.2(b) to 17.2(g) shall occur and be continuing in relation to the Ultimate Holding Company of such Shareholder, then that Shareholder shall be a Defaulting Party (so long as such matters continue) and shall notify the other Shareholder that it is a Defaulting Party.

17.2                           For the purposes of Subclause 17.1 the matters referred to in relation to the relevant company are, if it:

(a)                                  makes a serious or persistent default in performing and observing any of its obligations under this agreement and, where such default is capable of remedy, fails to remedy it within 30 days after service of written notice from the other Shareholder of such default, which period shall be extended by an additional 30 days if the Defaulting Party undertakes to remedy the default within the first 30 days and provides evidence that it has taken substantial steps to remedy the default;

(b)                                 is unable to pay its debts as they become due (as defined in section 123 of the UK Insolvency Act 1986) or is liable to be wound up by a court of competent jurisdiction;

(c)                                  enters into a composition or arrangement with its creditors (as defined in section 425 of the UK Companies Act 1986) or a moratorium is declared in respect of any of its indebtedness or any creditor action;

(d)                                 takes any action to appoint, to request the appointment of, or suffers the appointment of, a receiver, administrative receiver, administrator, trustee or similar officer over all or a material part of its assets or undertaking;

(e)                                  has a winding-up or administration petition presented in relation to it or has documents filed with a court for an administration in relation to it provided that, in the case of a winding up petition, if the relevant company is contesting the winding up petition in good faith and with due diligence it shall not be a Defaulting Party until a period of 30 days has expired since the presentation of the winding up petition without it having been either discharged or struck out;

(f)                                    any action in any jurisdiction other than England and Wales by anything equivalent to any of the things referred to in Subclauses 17.2(b) to 17.2(e) above has occurred and is continuing;

(g)                                 subject to Subclause 17.4, suffers a Change of Control;

(h)                                 fails to meet its funding obligations as required under pursuant to Clause 4; or

(i)                                     attempts at any time to transfer or otherwise dispose of any interest in any Share or Shares otherwise than in accordance with Clause 15 or 16.

17.3                           If a default described in Subclause 17.2(a) through (i) continues, upon giving 45 days’ written notice to the Defaulting Party and the Company, the Shareholder which is not a Defaulting Party shall have the right, at its election, to:

(a)                                  purchase all of the Shares of the Defaulting Party at a cash price in US Dollars equal to the Fair Price; or

(b)                                 terminate this agreement and liquidate the assets of the Company; or

(c)                                  in the case of a default under Subclause 17.2(g) occurring prior to the third anniversary of the Starting Date, sell all of its Shares to the Defaulting Party at a cash price in US Dollars equal to the Fair Price (it being understood, for the avoidance of doubt, that this Subclause (c) shall have no effect on or after the third anniversary of the Starting Date).

Other than with respect to a default under Subclauses 17.2(b) through (g), the provisions of this Subclause 17.3 shall not apply while a Transfer Notice is outstanding under Subclause 15.2(e) or a Tag-Along Notice, a Deadlock Notice or a Buy-Sell Offer Notice is outstanding.  Once given, such notice may not be revoked or rescinded.  The provisions of Subclause 16.5(i) shall apply mutatis mutandis.

If the Shareholder which is not a Defaulting Party elects to purchase all of the Shares of the Defaulting Party in accordance with Subclause 17.3(a) or sell all of its Shares to the Defaulting Party in accordance with Subclause 17.3(c), the Fair Price shall be determined in accordance with Clause 22.

The Shareholder that intends to undergo a Change of Control may provide written notice to the other Shareholder of the proposed Change of Control, which notice may be contingent upon the consummation of a Change of Control.  If a Shareholder has provided such written notice and the other Shareholder has not either consented to such Change of Control or initiated its rights pursuant to Subclause 17.3, in each case within [****] following receipt of such notice of Change of Control then such Change of Control shall not constitute a default under Subclause 17.2(g) and the Shareholder receiving such notice shall be deemed to have consented to such Change of Control and shall have no rights thereafter under Subclause 17.3 in respect of such Change of Control; provided that the Change of Control is completed within [****] of the end of the period referred to in the foregoing clause (x) or (y), as applicable.

17.4                           For the avoidance of doubt, Subclause 17.3 shall be in addition to any other remedies available for a default under Subclause 17.2(a), (h) or (i).

18.                               CONFIDENTIALITY

18.1                           For the purposes of this Clause Confidential Information means all information of a confidential nature disclosed by whatever means by one party (the Disclosing Party) to any other party (the Receiving Party) and includes such information disclosed by or to the Company or any of its Subsidiaries and includes the provisions and subject matter of this agreement.

18.2                           Each of the Company, its Subsidiaries and the Shareholders undertakes to keep, and each Shareholder shall procure that each of its Affiliates and each Director appointed by it under Subclause 6.2 shall keep, the Confidential Information confidential and not disclose it to any person, other than as permitted under this Clause.

18.3                           Subclause 18.2 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)                                  required by any law or by regulation of any country with jurisdiction over the affairs of the Receiving Party or the Company or any of its Subsidiaries;

(b)                                 required by the rules of any securities exchange on which securities of the Receiving Party or any member of its Group are listed;

(c)                                  required or requested by any court of competent jurisdiction, or any competent judicial, governmental, supervisory or regulatory body;

(d)                                 for the purposes of filing such Shareholder’s tax returns or the tax returns of any Affiliate of such Shareholder;

(e)                                  for the purposes of preparing and publishing such Shareholder’s financial statements or the financial statements of an Affiliate of such Shareholder;

(f)                                    that such information is in the public domain other than through breach of this Clause;

(g)                                 that such information otherwise is legally known to such Shareholder other than through disclosure by the Disclosing Party or the Company or any of its Subsidiaries;

(h)                                 as approved by the Board; or

(i)                                     that such disclosure is to a rating agency on a confidential basis;

provided that in the case of disclosure pursuant to paragraph (c) pursuant to compulsory legal process the Receiving Party will promptly notify the Disclosing Party or the Company (as appropriate) and, at the expense of the Disclosing Party, co-operate with the Disclosing Party or the Company (as appropriate) regarding the timing and content of such disclosure and any action which the Disclosing Party or the Company (as appropriate) may reasonably wish to take to challenge the validity of such requirement.

18.4                           The Receiving Party may disclose Confidential Information to its Affiliates and to its and its Affiliates’ directors, officers, employees, auditors, advisers and financing sources on a need-to-know basis; provided that the Receiving Party (i) makes each such recipient aware of the obligations of confidentiality assumed by it under this agreement and (ii) shall be responsible for breaches by such persons as if they were parties to this agreement.

18.5                           A Shareholder may disclose Confidential Information relating to the Company (but not the other Shareholder) in connection with [****].

18.6                           This Clause shall continue to bind the parties notwithstanding termination or expiry of this agreement or transfer of a party’s Shares.

19.                               COVENANTS

19.1                           The Shareholders undertake to each other to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, including the convening of all meetings and the giving of all waivers and consents and passing of all resolutions reasonably required to ensure that the Shareholders, the Directors appointed by them and, so far as any obligations are expressed to be imposed upon them, the Company and its Subsidiaries give effect to the terms of this agreement.

19.2                           Without prejudice to the generality of Subclause 19.1, the Shareholders agree, as between themselves, that, if any provisions of the Articles of the Company at any time conflict with any provisions of this agreement, the provisions of this agreement shall prevail and the Shareholders shall exercise all powers and rights available to them to procure the amendment of the Articles of the Company to the extent necessary to permit the Company and its affairs to be regulated as provided in this agreement.

20.                               DURATION

This agreement shall commence on the date of this agreement and, unless terminated by the written agreement of the parties to it, shall continue for so long as two or more parties continue to hold Shares in the Company but a Shareholder will cease to have any further rights or obligations under this agreement on ceasing to hold any Shares except in relation to those provisions which are expressed to continue in force and provided that this Clause shall not affect any of the rights or liabilities of any parties in connection with any breach of this agreement which may have occurred before that Shareholder ceased to hold any Shares.

21.                               DISPUTES

21.1                           In the event of any dispute between the parties arising out of or relating to this agreement including any question regarding its existence, validity or termination (a Dispute), the Shareholders shall, within 15 days of service of a written notice from either party to the other party (a Disputes Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the dispute.  [****]

21.2                           Each party shall use all reasonable endeavours to send a representative who has authority to settle the dispute to attend the Dispute Meeting.

21.3                           [****]

21.4                           Each party shall pay the costs and expenses incurred by it and each of its Affiliates in connection with a Dispute.  This Subclause 21.4 shall not apply to the costs incurred in connection with arbitral proceedings pursuant to Subclause 21.3.  The arbitral tribunal shall decide which party shall have to bear those costs.

22.                               DETERMINATION OF FAIR PRICE

22.1                           Fair Price means the price that the Appointed Investment Bank determines to be equal to 50% of the fair market value of all the Shares of the Company.  In determining such fair market value, the Appointed Investment Bank shall [****].

22.2                           Appointed Investment Bank means [****].

22.3                           [****]

22.4                           [****]

23.                               ANNOUNCEMENTS

Neither party shall make or permit any person connected with it to make any public announcement concerning this agreement or any ancillary matter before, on or after the date of this agreement except as required by law, rule or regulation or any competent regulatory body or securities exchange or with the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.

24.                               NOTICES

24.1                           Any notice or other communication to be given under this agreement shall be given in writing in English and may be delivered in person or sent by internationally recognised express courier service, electronic mail or fax to the relevant party as follows:

(a) to GIC at:	(b) to Arch Re at:
Jaber Al-Mubarak Street	Wessex House, 3rd Floor
Al-Sharq	45 Reid Street
Kuwait City	PO Box HM 339
State of Kuwait	Hamilton, HM 12, Bermuda
Fax: +965 (222) 5124	Fax: +441 278-9230
Email: sali@gic.com.kw	Email: tim.peckett@archreinsurance.bm
Marked for the attention of: Shafic Ali	Marked for the attention of: Tim Peckett

or at such other address or fax number as it may notify to the Company and the other Shareholder under this Clause, and

(c)           to each Director at such address, telephone number, fax number and email address that such Director shall specify in writing to the Chief Operating Officer for the purpose of receiving notices hereunder.

24.2                           Any notice or document shall be deemed to be given:

(a)                                  if delivered in person, at the time of delivery; or

(b)                                 if sent by courier, at 5.00 p.m. local time on the fifth day after timely delivery to the courier, specifying delivery on or before the fifth day after delivery to the courier and signature of recipient required; or

(c)                                  if sent by electronic mail, upon acknowledgment of receipt (excluding out-of-office auto-reply); or

(d)                                 if sent by fax, on the date of issuance by the transmitting fax machine of a confirmation slip that the number of pages constituting the notice has been transmitted by fax without error, if so confirmed before 3.00 p.m. (local time at the place of destination) on any Business Day, and on the next Business Day following the date of such confirmation if so confirmed after 3.00 p.m. (local time at the place of destination) on any Business Day.

24.3                           In proving service of a notice or document it shall be sufficient to prove that delivery was made.

24.4                           The parties agree that the provisions of this Clause shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.

25.                               COSTS

Save as otherwise provided in this agreement, or as otherwise specifically agreed in writing by the parties after the date of this agreement, each party shall pay the costs and expenses incurred by it and each of its Affiliates in connection with the entering into and completion of this agreement, including without limitation in respect of its obligations in satisfying the conditions subsequent set out in Clause 3 and the other requirements for transferring the Shares.

26.                               SEVERABILITY

The provisions contained in each Clause and Subclause of this agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.  If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

27.                               GENERAL

27.1                           Save where this agreement provides otherwise, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

27.2                           Nothing in this agreement shall be deemed to constitute a partnership between any of the parties nor constitute any party the agent of any other party for any purpose.

27.3                           This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party may enter into this agreement by executing a counterpart.

27.4                           A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

28.                               WHOLE AGREEMENT

28.1                           This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to these transactions.

28.2                           Each party acknowledges that, in agreeing to enter into this agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement.

28.3                           Nothing in the preceding Subclause limits or excludes any liability for fraud.

28.4                           All dates and periods of time shall be determined in accordance with the Gregorian Calendar.

28.5                           Each party waives all rights and remedies which, but for Subclause 28.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause shall limit or exclude any liability for fraud.

29.                               GOVERNING LAW

This agreement shall be construed in accordance with and governed by English law.

30.                               LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

AS WITNESS the hands of the duly authorised officers of the parties on the date which appears first on page 1.

SIGNATORIES

Signed by Shafic Ali	)	/s/ Shafic Ali
for GULF INVESTMENT CORPORATION GSC	)	Director, Principal Investments

Signed by Nicolas Papadopoulo	)	/s/ Nicolas Papadopoulo
for ARCH REINSURANCE LTD.	)	President and Chief Executive Officer

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